CONTRACT

Customer: Ireland Inc.

Date: November 5, 2007

 Term of Contract: Nine Months

Contract Begins: November 5, 2007

The undersigned, acting on behalf of Ireland Inc. ("the customer"), hereby contracts with RJ Falkner & Company, Inc., for a period of at least nine months, for the provision of consulting services to include the following:

(1) The preparation of two 8-12 page “Research Profile" reports during the first twelve months of the contract;

(2) Distribution of such reports to over 10,000 investment professionals, including brokers, money managers, mutual funds, analysts, investment newsletter editors and individual investors, along with the exposure of such reports to “online” investors on the Internet via the RJ Falkner & Company, Inc. website (www.rjfalkner.com);

(3) The identification of potential institutional shareholders utilizing sophisticated targeting software, and the introduction of such institutional investors to Ireland Inc. via Research Profile reports and direct communication with appropriate analysts and portfolio managers;

(4) Pro-active follow-up with investment professionals and investors, on a continuing basis, by R. Jerry Falkner, CFA, and other members of the research staff of RJ Falkner & Company, Inc., in order to broaden the exposure of, and raise the level of interest in, the Customer’s stock within the investment community.

(5) Assistance in the editing of news releases, in order to optimize their effectiveness in conveying the messages desired by management;

(6) The handling of all logistics involving the release of news to the financial media and to the investment community, including “blast” fax and email exposure to brokers and money managers;

(7) Interfacing with Nasdaq Stockwatch to assure that news releases are distributed in accordance with appropriate regulations, and that Nasdaq Stockwatch is notified in advance of pending news releases (recommended even if trading on OTC BB);

(8) Response to inquiries from brokers, money managers and individual investors, in order to reduce the amount of time that management must spend in this area. This will allow management to focus upon operations and the pursuit of strategic objectives beneficial to the enhancement of shareholder values;

(9) The arrangement and handling of all logistics regarding management conference calls with the investment community, following the release of quarterly earnings;

(10) Providing Customer with access to detailed information on institutional holdings of Ireland Inc. shares via RJ Falkner & Company’s software agreement with Zack’s Research, an online provider of shareholder targeting services; and

(11) Any other services involving investor relations, upon request (at an hourly payment rate of $150, when appropriate).

A cash retainer fee for these services will be payable at an initial rate of $3,000 per month, in advance. In addition to the monthly retainer, the customer will be invoiced for reimbursement of expenses directly incurred in the provision of these services on a monthly basis. Such expenses will primarily involve publishing, printing and postage costs related to the distribution of "Research Profile" reports and shareholder communiqués; telephone calls placed on the customer's behalf; and travel expenses required to visit the customer and/or for trips to visit brokerage firms/investor groups/institutions on behalf of the customer (such trip expenses are pro-rated among several customers). Documentation of these expenses will be provided on each monthly invoice, and the customer agrees to reimburse RJ Falkner & Company, Inc. for such expenses within 30 days following receipt of such invoices. Reimbursable expenses should not exceed $500 per month, except in those months when Research Profile reports are published and distributed by RJ Falkner & Company, Inc.

In addition to the above-described cash compensation, Ireland Inc. shall issue to R. Jerry Falkner, as an individual, a fully-vested 10-year option to purchase 100,000 shares of Ireland Inc. common stock, at an exercise price of $1.75. The executed and signed option agreement will be delivered to Mr. Falkner at 125 Piper Lane, Spicewood, TX 78669 (UNITED STATES) no later than November 15, 2007. Mr. Falkner’s option rights will extend throughout the 10-year term of the option agreement and shall not be impacted by the termination of the consulting services provided by RJ Falkner & Company, Inc.

Customer agrees to register the shares underlying the stock option whenever any other shares are registered with the SEC (other than registrations on Form S-4 or Form S-8). All services performed by RJ Falkner & Company, Inc. under this agreement will be in compliance with all applicable securities and other laws. Notwithstanding the generality of the foregoing, RJ Falkner & Company, Inc. will not make use of spam e-mails or spam faxes or any other improper promotional methods or activities and shall not engage any subcontractor involved in such activities.

RJ Falkner & Company, Inc. shall not distribute any materials or make any representations about Customer, its business or prospects other than as set out in the public filings of Customer without Customer’s prior written approval.

If RJ Falkner & Company, Inc. is not notified of Customer’s intent to terminate the services of RJ Falkner & Company, Inc. by August 15, 2008, consulting services will continue to be provided on a month-to-month basis, and either party may thereafter cancel the services of RJ Falkner & Company, Inc. upon 60 days’ written notice. If Customer chooses to terminate the services of RJ Falkner & Company, Inc. prior to August 15, 2008, Customer hereby agrees to pay RJ Falkner & Company, Inc. all advance retainer fees through August 15, 2008, plus any unreimbursed expenses incurred prior to the notice of termination.

Either the original or copies, including facsimile transmissions, of this Contract agreement, may be executed in counterparts, each of which shall be an original as against any other party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument.

This contract shall be governed in accordance with the laws of the State of Nevada. This contract cannot be assigned without the agreement of both parties.

Signed:

/s/ Doug Birnie
Doug Birnie
Chief Executive Officer
Ireland Inc.

/s/ R. Jerry Falkner

R. Jerry Falkner, CFA
President
RJ Falkner & Company, Inc.

Note: Please retain one original copy of this contract for your records, and return one original copy to RJ Falkner & Company, Inc.